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Exhibit 99.2

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. COMMENTS ON FOURTH QUARTER OUTLOOK

        GREENWICH, CT, USA, December 4, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, today during its third quarter, fiscal year 2003 earnings teleconference commented on its outlook for fourth quarter results. Based on management's expectations at this time, fourth quarter Earnings Per Share are expected to range from $0.55 to $0.58 versus $0.29 for the same period last year.

        The Company noted several factors influencing anticipated results for the fourth quarter. First, last year's fourth quarter Earnings Per Share were negatively impacted by $0.19 per share in restructuring and impairment charges, most of which related to the closure of the Company's 62nd Street Chicago facility. Second, year-over-year organic sales increases are expected across most of Blyth's businesses in the fourth quarter. Third, the addition of CBK, Ltd., LLC, which Blyth acquired in May of this year, is expected to be accretive to fourth quarter Earnings Per Share. Finally, management believes that independent retailers will remain cautious in their buying patterns, as they have been all year, due to significant economic uncertainty.

        For the full year, fiscal 2003, consolidated net sales are expected to increase nearly 10%, reflecting internal growth and the sales of CBK. Capital expenditures are expected to be slightly below management's previously issued guidance of $20 million in fiscal year 2003. Fiscal year 2003 Earnings Per Share, including the impact of a change in accounting principle effected by SFAS 142, are expected to range between $1.88 and $1.91. Prior to giving effect to the impact of a change in accounting principle effected by SFAS 142, Earnings Per Share are expected to range between $1.98 and $2.01.

        Robert B. Goergen, Blyth's Chairman of the Board and CEO, commented, "We are taking a conservative stance with respect to fourth quarter sales given continued, significant retailer caution. Nevertheless, virtually all of Blyth's companies continue to perform better than they did a year ago, and we expect to generate in excess of $125 million in cash flow from operations this fiscal year."

        Blyth, Inc. will announce fourth quarter, fiscal 2003 results on Tuesday, March 18, 2003, followed by a conference call with management at 10 a.m. eastern standard time that day.

        Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate's™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria® and FilterMate® brands and to the Foodservice industry under the Ambria®, Sterno® and HandyFuel® brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Midwest of Cannon Falls® and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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  Exhibit 99.2
BLYTH, INC. COMMENTS ON FOURTH QUARTER OUTLOOK